UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Under Rule 14a-12

NEPHROS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice Date: April 7, 2021

Nephros, Inc.
380 Lackawanna Place
South Orange, New Jersey 07079

ADDITIONAL MATERIALS RELATING TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held Thursday, May 20, 2021

On April 7, 2021 Nephros, Inc. (the “Company”) filed its proxy statement (the “Proxy Statement”) relating to its 2021 Annual Meeting of Stockholders (the “Annual Meeting”) with the Securities and Exchange Commission (the “SEC”), and made the Proxy Statement available on the Internet on that same day. Due to printing and timing constraints, the following information was unable to be included in the Proxy Statement.

On March 26, 2021, Malcolm Persen notified the Company of his intention to resign from the Board of Directors of the Company no later than August 2021. Mr. Persen’s specific resignation date will be determined in the coming weeks. Mr. Persen’s decision to resign was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

These additional materials have been prepared to provide stockholders with information regarding Mr. Persen’s term as a director. Mr. Persen is not up for election at the upcoming Annual Meeting. If you have already voted by Internet, telephone or by mail, you do not need to take any action unless you wish to change your vote. These additional materials do not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.